EXHIBIT 99.1

Tarragon Corporation Reports First-Quarter 2005 Results, Net Income $21.6 Million vs. $1.9
Million; Value of Active Developments and Pipeline Soars 74 Percent to $3.3 Billion

Raises Guidance on 2005 Homebuilding Sales and Earnings

      NEW YORK, April 26 /PRNewswire-FirstCall/ — Tarragon Corporation (NASDAQ:TARR), an urban homebuilder specializing in the development and marketing of high-density residential communities, today announced its first-quarter 2005 results and provided higher guidance for 2005.

      Total consolidated revenues increased 57 percent to $80.6 million, from first-quarter 2004 revenues of $51.4 million. Consolidated homebuilding sales rose 76 percent to $63.6 million, from first-quarter 2004 homebuilding sales of $36.1 million. Net income, after provision for income taxes of $13.9 million, was $21.6 million in the first quarter of 2005 versus $1.9 million for the same period last year. There was no provision for income taxes in the first quarter of 2004. Income from continuing operations, after a tax provision of $7.3 million, grew six-fold to $11.4 million compared to $1.8 million in the first-quarter 2004, which had no tax provision. Fully diluted earnings-per-share for the first-quarter 2005 were $0.70 compared to $0.07 per share for the first-quarter 2004.

      Tarragon’s rapid growth is illustrated by the following:

•	Total homebuilding revenue, including revenue from unconsolidated subsidiaries, grew 233 percent from $36.1 million in the first quarter of 2004 to $120 million in the first quarter of 2005

•	527 homes worth $178 million were delivered in the first quarter of 2005, compared to 85 homes worth $17.7 million in the first quarter of 2004

•	800 new contracts worth $257.6 million were signed in the first quarter of 2005 versus 315 contracts worth $47.6 million during the like period in 2004. The average price of the new contracts signed in 2005 was $322,000 compared to $250,000 in 2004

•	Total contract backlog as of March 31, 2005, increased 81 percent to $423.5 million from $234 million at March 31, 2004

•	Total value of homes in active developments (including backlog) increased 80 percent from $1.0 billion at March 31, 2004, to nearly $1.8 billion at March 31, 2005

•	The pipeline of future developments nearly doubled over the past twelve months from 2,600 homes, with a potential sales value of $880 million as of March 31, 2004, to over 5,100 homes with an estimated sales value of $1.5 billion as of March 31, 2005.

Tarragon Chairman and CEO William Friedman commented, “The pace of our homebuilding activity continues to accelerate — sales, closings, acquisitions and new opportunities. We foresee continued rapid

Exhibit 99.1 - Page 1

growth in the quarters ahead, and anticipate delivering more than 3,000 homes to buyers during the remainder of 2005. Despite moving several projects from pipeline to active development our pipeline grew 23 percent in the first quarter. This expanding pipeline, coupled with our active developments, now totals more than 10,000 homes.”

Capital Redeployment Activities

      Tarragon’s capital redeployment strategy announced in March 2005 is proceeding rapidly. The Company is developing a disposition strategy for 39 rental properties with a market value of $275 million. Twenty seven of these properties are being actively marketed for sale. Of these, the Company has contracts or offers in hand on 14 properties totaling $96.6 million, which would result in pre-tax gains on sale of approximately $44 million.

      Tarragon has also identified a portfolio of 27 high-quality rental properties, representing 6,500 units with a fair market value in excess of $500 million that it hopes to refinance and contribute to a joint venture with a financial partner to free up approximately $150 million in capital and reduce consolidated debt by over $190 million. These properties, in Connecticut and the southeast, achieved same-store NOI growth of 8.2 percent in the first quarter of 2005 compared to same quarter of 2004. Tarragon expects to manage the proposed joint venture and retain a minority interest in it. The joint venture is expected to acquire existing apartment communities within core markets and buy new rental properties to be developed by Tarragon.

      Finally, eight rental properties comprising 2,500 apartments with a book value of $178 million will be retained for conversion to condominiums as market conditions warrant. These properties have an estimated condominium sellout exceeding $400 million.

      Friedman commented, “Since adopting this strategic plan in mid-March we have moved quickly to implement it. We will continue to provide updates on the redeployment program throughout the year.”

Revised Guidance

      In January 2005 Tarragon estimated 2005 net income of $75 to $80 million. This estimate assumed $53 to $58 million of after-tax income from continuing operations (principally homebuilding activities) and $22 million in after-tax gain on sale of properties. With the decision to substantially divest the rental portfolio, Tarragon expects to realize extraordinary gains on sale of properties in 2005 that will materially exceed the January guidance.

      Accordingly, the Company believes that for 2005, guidance based on its after-tax income from continuing operations (essentially excluding gain on property sales) will be more meaningful. Based on current backlog and activity, Tarragon expects total Homebuilding sales, including revenue from unconsolidated joint ventures, to range from $775 million to $825 million for 2005, which is 10 percent higher than the guidance issued in early January. Based on this increased sales volume, and somewhat higher than originally anticipated margins, Tarragon is increasing its guidance for after-tax income from continuing operations by 33 percent to a range of $70 to $75 million.

Exhibit 99.1 - Page 2

Results Conference Call

      A conference call to discuss the results for the first quarter ended March 31, 2005, will take place today, May 11, at 10:00 AM EDT. The call will be broadcast live over the Internet and may be accessed by visiting the Company’s site at http://www.tarragoncorp.com, or you may access the live webcast by going to http://audioevent.mshow.com/233894.

      Participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 30 days, through June 11, 2005.

About Tarragon Corporation

      Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: http://www.tarragoncorp.com.

      Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.

Contact:	Allen & Caron Inc. Joe Allen (investors) joe@allencaron.com (949) 474-4300 Brian Kennedy (media) brian@allencaron.com (212) 691-8087	Tarragon Corporation William S. Friedman wfriedman@tarragoncorp.com (212) 949-5000

TABLES TO FOLLOW

Exhibit 99.1 - Page 3

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data; Unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Revenue	$80,613	$51,350

Expenses	66,357	45,535

Other income and expenses:
Equity in income of partnerships and joint ventures	8,430	787
Minority interests in income of consolidated partnerships and joint ventures	(836)	(1,603)
Interest income	142	326

Interest expense	(5,540)	(1,603)
Gain on sale of real estate	2,229	378
Gain on disposition of other assets	—	377

Income from continuing operations before income taxes	18,681	1,825

Income tax expense	(7,318)	—

Income from continuing operations	11,363	1,825
Discontinued operations, net of income taxes
Income from operations	1,257	120
Gain on sale of real estate	8,986	—

Net income	21,606	1,945

Dividends on cumulative preferred stock	(224)	(226)

Net income allocable to common stockholders	$21,382	$1,179

Earnings per common share
Income from continuing operations allocable to common stockholders	$0.47	$0.07
Discontinued operations	0.43	0.01

Net income allocable to common stockholders	$0.90	$0.90

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$0.38	$0.06
Discontinued operations	0.32	0.01

Net income allocable to common stockholders	$0.70	$0.07

Exhibit 99.1 - Page 4

Homebuilding Division
Operating Statements
(Dollars in thousands; Unaudited)

	For the Three Months Ended
	March 31,
	2005		2004
Homebuilding sales	$120,045	100%	$36,066	100%
Costs of homebuilding sales	(84,427)	(70%)	(29,503)	(82%)

Gross profit on homebuilding sales	35,618	30%	6,563	18%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(807)	(1%)	(1,078)	(3%)
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(10,641)	(9%)	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(759)	(1%)	—	—
Additional costs attributable to profits recognized by the investment division on intercompany sales	(519)	—	(422)	(1%)

	22,892	19%	5,063	14%
Other income and expenses:
Net loss from property operations	(770)	(1%)	(431)	(1%)
General and administrative expenses	(4,416)	(4%)	(3,373)	(9%)
Other corporate items	2,017	2%	608	1%
Gain on sale of real estate, net of minority interest	2,229	2%	350	1%

Income before taxes	$21,952	18%	$2,217	6%

Exhibit 99.1 - Page 5